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                                                                   EXHIBIT 10.9

                      VOYAGER INFORMATION NETWORKS, INC.

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 15th day of January, 1998 by and between Voyager Information Networks, Inc., a Michigan corporation (the "Company"), and Michael Williams (the "Employee"). The purpose of this Agreement is to define the terms on which the Company employs the Employee for rendering of services. It supersedes any and all prior agreements, written and oral, which may have been made between the Company and the Employee, including, without limitation, that certain Consulting Agreement effective October 15, 1997.

     1. EMPLOYMENT. The Company hereby employs the Employee and the Employee hereby accepts such employment on the terms and conditions herein contained. Compensation payments to the Employee will be made on a bi-weekly basis in the amount set forth below.

     2. TERM. The term of this employment shall commence on January 15, 1998 and shall continue until terminated by either party, and employment of the Employee shall be deemed for all purposes to be at the will of the Company. Voluntary resignation by the Employee shall require ten (10) prior working days' written notice to the Company.

     3. DUTIES. The Employee is employed as the Chief Operating Officer of the Company to carry out duties as assigned by the Company, including, without limitation, the responsibilities contained in Attachment I. Further: (a) the
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Company shall determine the assignments of the Employee, and the Employee agrees to carry out such assignments in a timely manner; (b) all services rendered by the Employee shall be subject to review by the Company; (c) duties of the Employee shall typically be performed during the course of a normal work week which shall be designated by the Company based on the individual requirements of the Employee's position. Although, subject to mutual agreement between the Company and the Employee, said duties or some part thereof may be performed at times other than during the normal work week. In addition, the Employee agrees to being subject to call at any time, and the Company agrees to make reasonable effort to give notice in advance when there is need for the Employee's services outside of the established normal work week.

     4. CONFLICT OF INTEREST. The Employee shall not engage in any work except as an employee of the Company without the prior written consent of the Company. The Employee agrees to full disclosure of any outside work assignments the Employee may have or contemplate undertaking. The Company shall make a determination of possible conflict of interest, and the Employee agrees that a condition of employment is that no outside work obligation be pursued which, in the judgment of the Company in its sole discretion, constitutes a conflict of interest with the Company and with its obligations to customers.
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     5.   COOPERATION COVENANT.  During the term of this Agreement, and after the date of termination of this Agreement, Employee agrees to fully and voluntarily cooperate and assist in defending any actions against Company in which employee is named as defendant or witness or about which he has knowledge. The Company agrees to compensate Employee a pro-rated sum, based on the annual Salary he was receiving at the date of termination, for any time that he spends after the date of termination in assisting the Company to defend against actions against the Company. The provisions of this Section shall survive the expiration or termination of this Agreement.

     6. CONFIDENTIALITY. The Employee understands that the Company's business and/or affairs, and all customer matters are to be maintained in the strictest confidence. The Employee hereby acknowledges and agrees to be bound by the provisions of the Inventions, Confidentiality and Non-Competition Agreement set forth in Attachment II hereto. Any breach of the foregoing shall be cause for
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immediate termination of Employee's employment and this Agreement, without severance, as detailed in Section 17. Furthermore, the Company considers the terms of the Employee's employment regarding pay, raises, bonuses and/or benefits to be confidential and expects that the Employee does as well.

     7. POLICIES AND RULES. The Employee will abide by all policies and rules as may be promulgated by the Company and received by Employee. Such policies and rules shall include, but not be limited to, those contained in the Company's Employee Personnel Manual. The Employee will be provided a copy of said Manual and revisions as it is published and he understands that he has the obligation of reviewing it. All working conditions shall be adhered to as stated by the Company's Employee Personnel Manual.

     8. WORK FACILITIES. The Company will furnish the Employee with appropriate office space, assistance and other facilities and services suitable to the Employee's position and adequate for the performance of the Employee's duties.

     9. COMPENSATION AND BENEFITS. The regular compensation and benefits payable to the Employee under this Agreement shall be as follows:

          (a)  Salary.  For all services rendered by the Employee under this
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Agreement, the Company shall pay Employee a bi-weekly salary at the rate of
$4,613.38 bi-weekly ("Base Salary"). Employee's salary shall be payable bi-weekly in accordance with the Company's usual practice for its staff, and shall be subject further to withholding for applicable federal, state and local taxes.

          (b)  Business Expense.  The Company shall reimburse Employee for
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reasonable, documented out-of-pocket expenses incurred in connection with
Employee's fulfillment of his services under Section 3 of this Agreement.

          (c)  Bonus. The Employee shall receive an annual bonus equal to twenty
               -----
percent (20%) of Base Salary.

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          (d)  Options. The Company shall grant the Employee options to purchase
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shares of common stock, no par value per share, of the Company, pursuant to the terms of the Option Agreement attached hereto as Attachment III.
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          (e)  Vacation.  Employee shall be entitled to fifteen (15) business
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days of paid vacation annually in addition to the personal days and holidays permitted under the Company's Employee Personnel Manual until Employee's tenth anniversary date of employment with the Company; after such tenth anniversary the Employee shall be entitled to paid vacations as promulgated in the Company's Employee Personnel Manual.

          (f)  Savings and Retirement Plans.  During the term of the Agreement,
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the Employee shall be entitled to fully participate in all savings and retirement plans, practices, policies and programs applicable to other employees of the Company, subject to the eligibility criteria cited in the Company's Employee Personnel Manual.

     10. PROFESSIONAL DEVELOPMENT. Where the Company deems professional development appropriate to maintain the Employee's performance of duties, the Company may authorize attendance at conferences, seminars, or other educational activities and may authorize payment of all or part of fees and expenses related thereto.

     11. SICK LEAVE. The Employee shall be entitled to sick leave with full payment of salary according to the Company's sick leave benefit plan as cited in the Company's Employee Personnel Manual.

     12. LEAVES OF ABSENCE. The Employee shall be entitled to other leaves of absence, paid and/or unpaid, as cited in the Company's Employee Personnel Manual.

     13. INSURANCE. The Employee shall be entitled to health, dental and life insurance benefits pursuant to the terms of the Company's health insurance plan, subject to eligibility criteria as cited in the Company's Employee Personnel Manual.

     14. RELATIONSHIP BETWEEN THE PARTIES. The relationship between the Company and the Employee is that of an employer and an employee. The Company and the Employee each agree as follows: (a) that all records and files of clients served by the Company and maintained by the Employee in performing his duties and all other record files, resource materials and equipment provided by the Company to support the Employee's activities hereunder shall belong to and remain the property of the Company and (b) all accounts receivable derived from services rendered pursuant to this Agreement are the sole and exclusive property of the Company.

     15. RETURN OF MATERIALS. Employee acknowledges that all files, records, lists, books, document, and other materials, whether owned by the Company at the time of employment or developed during the course of employment, used in connection with the conduct of its business, shall at all times remain the property of the Company. Upon the

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termination of the employment relationship with the Company, Employee shall return all records, documents, software, and other written, printed, photographic or physical materials of any type that belong to or pertain to the Company then in Employee's possession or control, and Employee shall not make or retain any copies of extracts, including hand-written summations, of any such documents.

     16. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waive of any subsequent breach of such party.

     17. SEVERANCE. Except as otherwise specifically provided in this Section 17 or otherwise required by law, all compensation and benefits to be provided to the Employee under this Agreement shall terminate on the date of the termination of the Employee's employment hereunder. Notwithstanding the foregoing, (a) in the event the Employee voluntarily terminates his employment hereunder for any reason, the Employee shall be entitled to the continued payment of the Employee's salary for a period of two (2) weeks from the date of termination and
(b) in the event the Employee's employment hereunder is terminated by the Company without cause, the Employee shall be entitled to the continued payment of the Employee's salary for a period of one (1) year from the date of termination. Any payments of salary pursuant to this Section 15 shall be at the Employee's salary rate in effect at the time of termination and shall be made on the same periodic dates as salary payments would have been made to the Employee had the Employee not been terminated. The Employee and the Company acknowledge and agree that in the event the Employee's employment hereunder is terminated by the Company for cause, the Company shall have no further liability with respect to the Employee and all compensation and benefits to the Employee shall immediately terminate. For purposes of this Agreement, the term "cause" shall mean only: (a) theft or embezzlement of the Company's property, (b) commission of a crime or act involving moral turpitude, (c) fraud, intentional misrepresentation to the Company, breach of Section 6, or material breach of any of the Sections of this Agreement, (d) death or disability, and (e) repeated failure by the Employee to dutifully and faithfully perform his duties as set forth herein; provided, the Company has notified the Employee of its belief that
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the Employee has not performed his duties hereunder and the Employee has failed to take such action as would reasonably be required to cure such non-performance within ten (10) days.

     18. DEATH. This Agreement shall be terminated upon the death of Employee, in which event Employee's devisees or heirs shall be eligible to receive Employee's pro-rated Base Salary in effect at the time of death, earned through his last day of active service to the extent due but not previously paid, and benefits to be paid or provided to Employee under this Agreement through his last day of active service.

     19. DISABILITY. Employee's employment pursuant to this Agreement may be terminated by written notice to Employee at the option of the Company in the event that: (i) Employee becomes unable to perform the essential functions of his job, with or without accommodation, by reason of physical or mental illness or accident for any six (6) consecutive

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month period or for more than one hundred eighty (180) days in the aggregate during any twelve month period, or (ii) the Company receives written opinions from both a physician for the Company and a physician for Employee that Employee will be so disabled. In the event that this Agreement is terminated by the Company pursuant to his Section, Employee shall be eligible for all Base Salary to be paid or provided to Employees under this Agreement until the date of termination, offset by any short or long term disability payments he receives through the Company. Employee shall also receive any other benefits to which he may be entitled as provided in this Agreement and the Employee Personnel Manual upon termination of the Agreement.

     20. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person, sent by registered or certified mail, postage prepaid, to the Employee's last address on file in writing with the Company in the case of the Employee or to the Company at its main offices, to the attention of its Chief Executive Officer in the case of the Company.

     21. TAXATION OF PAYMENTS AND BENEFITS. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except as specifically provided herein, the Company shall not be required to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

     22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which shall be taken to constitute one and the same document.

                                 [END OF TEXT]

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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE:                           COMPANY:

                                    VOYAGER INFORMATION NETWORKS, INC.


By:  /s/ Michael Williams           By:  /s/ Glenn Friedly
     --------------------                -----------------
     Michael Williams                    Name:  Glenn Friedly
                                         Title: Chairman of the Board


Address:                            Address:
   3752 Chippendale Circle               4660 S. Hagadorn Road, Suite 320
   Okemos, MI 48864                      East Lansing, MI 48823

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                                 ATTACHMENT I

                                JOB DESCRIPTION

          Employee shall serve as the Chief Operating Officer of the Company and shall be responsible for the financial and strategic operations of the Company, including, without limitation, the development, integration and assimilation of newly acquired businesses, assets, services and employees and the utilization of emerging products and technologies in the Internet service business. The Employee shall assist the Chief Executive Officer of the Company in developing and implementing the strategic objectives and goals of the Company. The Employee shall also assume such other responsibilities as may be specified from time to time by the Board of Directors of the Company consistent with Employee's position and general area of skills.

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